WCI STEEL, INC.
                              1040 PINE AVENUE SE
                             WARREN, OH 44483-6528

                                                     as of June 1, 1999

Mr. John P. Jacunski
9378 Ridgeview Drive
Macedonia, OH 44056

           Re:    Net Worth Appreciation Participation Agreement

Dear Mr. Jacunski:

     In connection with your employment by WCI Steel, Inc. ("Company"), you are hereby granted a Net Worth Appreciation Agreement ("Agreement") under which you and the Company agree as follows:

     1. On June 1, 2002 provided that you continue to be continuously employed by the Company from the date hereof through that date, you shall receive a credit of one and one fifth percent (1-1/5%), and on each of June 1, 2003 and June 1, 2004, you shall receive an additional credit of two fifths of one percent (2/5%), provided that you are continuously employed by the Company to such date, for a maximum credit, if you remain employed by the Company continuously through June 1, 2004 of two percent (2%) ("Maximum Credit"). You shall not receive credit for any partial year of employment, unless your employment terminates due to death or total disability, in which case you shall be deemed to be vested in that percentage earned through the next succeeding June 1st. (up to said Maximum Credit of two percent).

     2. Cumulative Net Income Participation Benefit - There is hereby established for your benefit an unfunded, unsecured, deferred compensation account (the "Account") to which there shall be credited an amount equal to (1) the product of a) the total percentage credited to you under paragraph 1 (a maximum of two percent) multiplied by b) the Cumulative Net Income (as defined), less (2) the cumulative amount of payments made to you under paragraph 3. As a result of The Renco Group, Inc. electing to become a subchapter S corporation for Internal Revenue Code purposes effective with its fiscal year beginning November 1, 1998 and designating this Company and its subsidiaries as qualified subchapter S subsidiaries, in determining Cumulative Net Income, as defined, an assumed net tax rate of 38% shall be applied to consolidated net income of the Company beginning November 1, 1998. The Cumulative Net Income is the amount, if any, of 62% of the total of (a) the cumulative consolidated net income of the Company available to its Common Stock; plus (b) benefits expensed under this Agreement or similar Net Worth Appreciation Participation Agreements which reduce the cumulative consolidated net income in item (a), both from June 1, 1999 through the Measurement Date (as defined). In connection with this Agreement, you agree to provide 30 days prior written notice of your intention to voluntarily terminate your employment or retire. In the event you voluntarily leave the Company's employ, the Measurement Date for purposes of measuring compensation under this Agreement shall be the end of the Company's fiscal quarter in which the 30-day notice period ends. In the event your employment is terminated involuntarily by the Company, the Measurement Date shall be the end of the fiscal quarter immediately preceding the termination of your employment. If there is no positive Cumulative Net Income, no deferred compensation shall be due you under this Agreement. The determination of the independent public accountants for the Company as to the Cumulative Net Income, made in accordance with generally accepted accounting principles, consistently applied, shall be conclusive. If your employment shall be terminated for Cause (as defined) at any time, you shall not receive any future payment under this Agreement. For purposes of this provision, termination shall be deemed to be for "Cause" only if the grounds therefore are one or more of the following:
(a) material conduct contrary to the best interests of WCI, (b) continuing refusal or inability to perform the duties of your position (other than for reasons of disability), or (c) illegal conduct having a material impact on WCI.

     3. Dividend Participation - If while you are employed by the Company, the Company shall pay any cash dividend on its Common Stock from Accumulated Earnings (as defined), or pay management fees to The Renco Group, Inc., ("Renco"), or other affiliates of Renco other than subsidiaries of the Company, in excess of one million, two hundred thousand dollars per year, then the Company shall make a cash payment to you equal to (a) 62% of the total amount of the cash dividends being paid and excess management fees multiplied by (b) your Maximum Credit. Accumulated Earnings is the amount of cumulative consolidated net income, less dividends paid from Accumulated Earnings, both from November 1, 1998 to the date of the cash dividend payment. If while you are employed by the Company, the Company shall pay any cash dividend on its Common Stock in excess of Accumulated Earnings, then the Company shall make a cash payment to you equal to the total amount of the dividend in excess of Accumulated Earnings multiplied by your Maximum Credit.

     4. Payment of Deferred Compensation Balances - Payment to you of deferred compensation balances earned under this Agreement shall be made in forty (40) equal quarterly installments, without interest, commencing three (3) months after the Trigger Date (as defined) and three (3) month intervals thereafter. The Trigger Date shall be the earlier of your sixty second birthday, or the completion of twenty continuous years of employment with the Company. If you remain employed by the Company after the commencement of payments under the Agreement, and continue to have earnings or losses under the Agreement, the amount of the quarterly payment due you shall be recomputed on an annual basis in the first fiscal quarter of each fiscal year to reflect the balance of your Account at the end of the previous fiscal year divided by 40 (i.e., a rolling ten year payment schedule). In the event of your permanent disability, rendering you unable to engage in your customary employment, payments measured and paid as described above, if they have not already commenced, will commence. The period during which the payments will be made is herein called the "Payment Period". In the event of your death, your estate or beneficiaries shall receive a payment, within 90 days of your death, equal to the present value of the balance of your Account as determined under
Section 2 above computed using (a) 40 equal quarterly installments if payments to you have not begun or the remaining Payment Period if payments have previously started and (b) the discount rate used for computing the present value of annuitized benefits under the provision of the Internal Revenue Code of 1986 and the regulation thereunder as the same may be amended from time to time.

     5. Sale of Company's Stock or Assets - If, while you shall be employed by the Company, Renco sells an interest in the Company or if the Company sells substantially all of its assets, to a person who is not an affiliate of Ira Leon Rennert, then, upon the closing of such sale, your Maximum Credit shall be deemed to be vested, and you shall be entitled to receive a payment equal to your Maximum Credit (2%) of the Net Proceeds (as defined) of the sale available for the Company's Common Stock, in kind, on the same terms and conditions as the Company or its shareholders is being paid. Net Proceeds, for purposes hereof, shall mean the amount of the proceeds of the sale after deducting: (1) all expenses of the sale; (2) all applicable taxes owed by the Company;
(3) 38% of all income recorded by the Company on a sale of assets which is not subject to corporate level tax; (4) all liabilities retained by the seller; and (5) all amounts to which holders of preferred stock are entitled. Upon the sale of all or substantially all of the Company's Assets or Common Stock, and except for such payment, neither you nor this Company shall have any further rights or liabilities hereunder.

     6. Condition Precedent - During the Payment Period, you shall comply with the following provisions as a condition precedent to your right to receive payments:
    (a) For the Purposes hereof, all confidential information about the business and affairs of the Company (including, without limitation, business plans, product design and specifications, financial, engineering, and marketing information and information about costs, manufacturing methods, names of suppliers and customers) constitute "Company Confidential Information". You further acknowledge that for some period, you have been a senior officer or manager of the Company. You further acknowledge that you have in the past had, and will continue to have, access to and knowledge of Company Confidential Information, and that improper use or revelation of same by you during or after the termination of your employment by the Company could cause serious injury to the business of the Company. Accordingly, you agree that you will forever keep secret and inviolate all Company Confidential Information which shall have come or shall hereafter come into your possession, and that you will not use the same for your own private benefit, or directly or indirectly for the benefit of others, and that you will not disclose such Company Confidential Information to any other person.
    (b) You agree that, as long as you are entitled to any part of the payment, you will not, directly or indirectly, whether as employee, consultant, proprietor, partner, controlling shareholder or other capacity engage in the production, marketing, sale of financing activities of any entity involved in the production of sale of flat rolled steel products that competes with the Company. Should you engage in any activity proscribed by the preceding sentence then the Company's obligation to you to make the payment (or any unpaid part thereof) shall automatically and permanently cease, and you shall be deemed to have irrevocably released your right to same.

     7. Notice - Any notices to be sent pursuant hereto shall be sent by hand, certified or registered mail or overnight service to you, at the address indicated below and to the Company, The Renco Group, Inc., 30 Rockefeller Plaza, New York, New York 10112, to the attention of Ira Leon Rennert, or to any other address which any of us may designate by notice in writing.

     8. General - Your rights under this Agreement may not be assigned, transferred, pledged or hypothecated without the prior approval of the Company, except that, upon your death, your interest in the Account will vest in your estate or heirs and that during your lifetime, you may assign your interest to a revocable or irrevocable trust for the primary benefit of your spouse or any lineal descendant of your or your spouse's grandparents. This Agreement sets forth the entire understanding of you and the Company concerning this subject matter. Any further additions, deletions or modifications of the Agreement shall only be made in writing signed by you and the Company.

        Please confirm that the foregoing correctly sets forth our full agreement with respect to your Net Worth Appreciation Participation Agreement by signing and returning the enclosed copy of this letter.

                                           Very truly yours,

                                      /S/  IRA LEON RENNERT
                                           ----------------
                                           Ira Leon Rennert
                                           Chairman of the Board


Confirmed and Agreed to:

/S/ JOHN P. JACUNSKI
    ----------------
    John P. Jacunski